Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225007
PROSPECTUS SUPPLEMENT
(To prospectus dated May 15, 2019)

$100,000,000
Common Shares

We have entered into separate amended and restated equity distribution agreements, or the equity distribution agreements, with each of BMO Capital Markets Corp., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BTIG, LLC, SunTrust Robinson Humphrey, Inc., JMP Securities LLC, B. Riley FBR, Inc., Sandler O’Neill & Partners, L.P. and Regions Securities LLC, each a sales agent and, collectively, the sales agents, relating to our common shares of beneficial interest, par value $0.001 per share, or our common shares, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreements, we may from time to time offer and sell common shares having an aggregate offering price of up to $100,000,000 through the sales agents, as our agents.

Sales of our common shares, if any, pursuant to this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including, without limitation, sales made by means of ordinary brokers’ transactions, including directly on the New York Stock Exchange, or the NYSE, or sales made to or through a market maker other than on an exchange. The sales agents are not required to sell any specific number or dollar amount of our common shares, but as instructed by us will make all sales using commercially reasonable efforts, consistent with their normal trading and sales practices, as our sales agents and subject to the terms of the equity distribution agreements. From time to time during the terms of the equity distribution agreements, we may deliver a placement notice to one of the sales agents specifying the length of the selling period, the amount of shares to be sold and the minimum price below which sales may not be made. Our common shares to which this prospectus supplement relates will be sold only through one sales agent on any given day. The offering of common shares pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of our common shares having an aggregate offering price of $100,000,000 or (2) the termination of the equity distribution agreements.

The common shares to which this prospectus supplement relates will be offered and sold at prevailing market prices or at negotiated prices through the sales agents over a period of time and from time to time in transactions at then-current prices. Each sales agent will be entitled to compensation that will not exceed 2.0% of the gross sales price per share for any common shares sold through it. In connection with the sale of common shares on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the sales agents may be deemed to be underwriting discounts or commissions.

Under the terms of the equity distribution agreements, we also may sell shares to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate agreement with the sales agent, setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our common shares are listed on the NYSE under the symbol “WSR.” On May 30, 2019, the last reported sale price of our common shares on the NYSE was $12.58 per share.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, our declaration of trust contains certain restrictions relating to the ownership and transfer of our common shares, including an ownership limit of 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common shares. See “Description of Shares − Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the risk factors discussed in our most recent Annual Report on Form 10-K, as amended, and in our other periodic reports filed with the Securities and Exchange Commission and incorporated herein by reference.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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BMO Capital Markets	BTIG	B. Riley FBR
Deutsche Bank Securities	SunTrust Robinson Humphrey	Sandler O’Neill + Partners, L.P.
RBC Capital Markets	JMP Securities	Regions Securities LLC

The date of this prospectus supplement is May 31, 2019.

TABLE OF CONTENTS

Prospectus Supplement

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You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common shares. We have not, and the sales agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations, funds from operations, or FFO, and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, contains a description of our common shares and provides more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference herein or therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to our common shares offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read carefully and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references to “we,” “our,” “us,” “Whitestone” and “our company” in this prospectus supplement and the accompanying prospectus refer to Whitestone REIT, a Maryland real estate investment trust, and its consolidated subsidiaries, including Whitestone REIT Operating Partnership, L.P., or our operating partnership. Whitestone REIT Operating Partnership, L.P. is a Delaware limited partnership of which we are the sole general partner.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in or incorporated by reference into this prospectus supplement and the accompanying prospectus include:

•	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or the need to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments or conditions in Texas, Arizona or Illinois;

•
increases in interest rates, operating costs or general and administrative expenses, including those incurred in connection with the restatement of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendment No. 1 thereto, of our unaudited financial statements as of and for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, to correct an accounting error (collectively, the “Quarterly Restatement”);

•	availability and terms of capital and financing to fund our operations, distributions to shareholders and to refinance our indebtedness as it matures;

•	decreases in rental rates or increases in vacancy rates;

•	litigation risks, including potential litigation as a result of the Quarterly Restatement and its effects;

•	lease-up risks, including leasing risks arising from exclusivity and consent provisions in leases with significant tenants;

•	our inability to renew tenants or obtain new tenants upon the expiration of existing leases;

•	our inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws;

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow;

•	the risk that we are unable to raise capital for working capital, acquisitions or other uses on attractive terms or at all; and

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our inability to improve our internal control over financial reporting and disclosure controls and procedures, including our inability to remediate our identified material weakness, and the costs and time associated with such efforts.

The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” incorporated by reference into this prospectus supplement and the accompanying prospectus from our most recent Annual Report on Form 10-K, as amended, our Quarterly Reports on Form 10-Q and other reports and information that we file with the SEC.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein or therein by reference, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read “Risk Factors” for more information about risks that you should consider before investing in our common shares.

WHITESTONE REIT

We are a fully-integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.

In October 2006, our current management team joined the Company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties®. We define Community Centered Properties® as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.

As of March 31, 2019 and December 31, 2018, Whitestone wholly-owned 57 commercial properties in and around Austin, Chicago, Dallas-Fort Worth, Houston, Phoenix and San Antonio.

These properties consist of:

Consolidated Operating Portfolio

•	51 wholly-owned properties that meet our Community Centered Properties® strategy; and

Redevelopment, New Acquisitions Portfolio

•	six parcels of land held for future development.

As of March 31, 2019, we, through our investment in Pillarstone Capital REIT Operating Partnership LP (“Pillarstone” or “Pillarstone OP”), owned a majority interest in 11 properties that do not meet our Community Centered Property® strategy containing approximately 1.3 million square feet of GLA (the “Pillarstone Properties”). We own 81.4% of the total outstanding units of Pillarstone OP, which we account for using the equity method. We also manage the day-to-day operations of Pillarstone OP.

We conduct our business in an umbrella partnership REIT, or UPREIT, structure pursuant to which all of our properties are owned and operated by our operating partnership (or wholly owned subsidiaries thereof). We serve as the general partner of our operating partnership. As the general partner of the operating partnership, we have the exclusive power to manage and conduct the business of the operating partnership, subject to certain customary exceptions. Units of limited partnership interests in our operating partnership, or OP Units, are redeemable at the option of OP Unit holders for cash based on the then-current value of one common share or, at our sole option, common shares on a one-for-one basis. In our UPREIT structure, we have the ability to acquire properties on a tax-deferred basis to the sellers of such properties utilizing OP Units as consideration.

Our executive offices are currently located at 2600 South Gessner, Suite 500, Houston, Texas 77063, and our telephone number is (713) 827-9595. Our website can be accessed at www.whitestonereit.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus or any free writing prospectus or incorporated into any other filings that we make with the SEC.

THE OFFERING

Issuer    Whitestone REIT, a Maryland real estate investment trust.

Common Shares Offered by Us	Common shares having an aggregate offering price of up to $100,000,000.

Manner of Offering
“At the market” offerings or negotiated transactions that may be made from time to time through BMO Capital Markets Corp., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BTIG, LLC, SunTrust Robinson Humphrey, Inc., JMP Securities LLC, B. Riley FBR, Inc., Sandler O’Neill & Partners, L.P., and Regions Securities LLC, as sales agents using commercially reasonable efforts consistent with their normal trading and sales practices. See “Plan of Distribution.”

Use of Proceeds
We will contribute the net proceeds of this offering to our operating partnership in exchange for units of limited partnership interest in our operating partnership, or OP units. Our operating partnership intends to use the net proceeds from this offering for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

Affiliates of BMO Capital Markets Corp., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Securities LLC (sales agents in this offering) are lenders under our unsecured revolving credit facility. As described above, our operating partnership may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our unsecured revolving credit facility. As a result, these affiliates would receive their proportionate share of any amount of our unsecured revolving credit facility that is repaid with the net proceeds of this offering. See “Plan of Distribution.”

Restrictions on Ownership
In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, among other purposes, ownership, directly or indirectly, by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common shares is restricted by our declaration of trust. This restriction may be waived by our board of trustees, in its sole and absolute discretion, upon satisfaction of certain conditions. See “Description of Shares − Restrictions on Ownership and Transfer” in the accompanying prospectus.

NYSE Symbol    WSR

Risk Factors
Investing in our common shares involves risks. Before deciding to invest in our common shares, please read carefully the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as amended, and our other periodic reports filed with the SEC and incorporated by reference herein.

RISK FACTORS

Investing in our common shares involves risks. In consultation with your own financial and legal advisers, you should consider carefully, among other matters, the factors set forth below as well as in our most recent Annual Report on Form 10-K, as amended, our Quarterly Report on Form 10-Q for the period ended March 31, 2019, and other information that we file from time to time with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in common shares is suitable for you. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, FFO, FFO Core and prospects could be materially and adversely affected, the market price of our common shares could decline and you may lose all or part of your investment.

Risks Related to this Offering

As of March 31, 2019, we had approximately $622.9 million of indebtedness outstanding, which may expose us to the risk of default, and our debt service obligations with respect to such indebtedness reduces cash available for distribution, including cash available to pay dividends on our securities, including our common shares.

              As of March 31, 2019, our total consolidated indebtedness was approximately $622.9 million, including amounts drawn under our credit facility, and we may incur significant additional indebtedness to finance future acquisition and development activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our business or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of indebtedness and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

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we may default on our obligations, in which case the lenders or mortgagees may have the right to foreclose on any properties that secure the loans or collect rents and other income from our properties;

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we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations or reduce our ability to pay, or prohibit us from paying, distributions to our shareholders; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

The market price and trading volume of our common shares may be volatile.

This offering represents a significant potential increase in our outstanding common shares. The per share trading price of our common shares may be volatile and could decline significantly in the future. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the per share trading price of our common shares declines significantly, you may be unable to resell your shares at or above the purchase price.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings or FFO and FFO Core estimates or those of analysts and any failure to meet those estimates;

•	our ability to successfully complete any future acquisitions and, if completed, the ability of such newly acquired properties to perform as we expect;

•	changes in our dividend policy;

•	publication of research reports about us or the real estate industry;

•	prevailing interest rates;

•	increases in operating costs or general and administrative expenses, including those incurred in connection with the Quarterly Restatement;

•	litigation risks, including potential litigation as a result of the Quarterly Restatement and its effects;

•
our inability to improve our internal control over financial reporting and disclosure controls and procedures, including our inability to remediate the identified material weakness, and the costs and time associated with such efforts;

•	the market for similar securities;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in or incorporated by reference in this prospectus supplement or the accompanying prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet the REIT qualification requirements and maintain our REIT status;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common shares.

We may be unable to invest a significant portion of the net proceeds from this offering on acceptable terms.

              Delays in investing the net proceeds from this offering may impair our performance. We cannot assure you that we will be able to identify any acquisition opportunities that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds from this offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. Moreover, we will have significant flexibility in investing the net proceeds from this offering and may use the net proceeds from this offering in ways with which investors may not agree.

Affiliates of certain of the sales agents may receive benefits in connection with this offering.

Affiliates of BMO Capital Markets Corp., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Securities LLC (sales agents in this offering) are lenders under our unsecured revolving credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our unsecured revolving credit facility from time to time, such affiliates of certain of the sales agents would receive their proportionate shares of any amount of the unsecured revolving credit facility that is repaid with the net proceeds of this offering. These transactions create potential conflicts of interest because these sales agents have an interest in the successful completion of this offering beyond the sales commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

The number of our common shares available for future issuance or sale could adversely affect the per share trading price of our common shares.

We cannot predict whether future issuances or sales of our common shares or the availability of shares for resale in the open market will decrease the per share trading price of our common shares. This offering represents a significant increase in our outstanding common shares. The issuance of substantial numbers of our common shares in the public market or the perception that such issuances might occur, the exchange of OP units for common shares, the vesting of restricted shares granted to certain trustees, executive officers and other employees under our equity incentive plan, the issuance of our common shares or OP units in connection with future property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the per share trading price of our common shares. In addition, future issuances of our common shares may be dilutive to existing shareholders.

USE OF PROCEEDS

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. Our operating partnership intends to use the net proceeds from this offering for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

As of March 31, 2019, $351.0 million was drawn on our unsecured revolving credit facility, and our remaining borrowing capacity was $164.0 million. Our unsecured revolving credit facility is comprised of three tranches: (a) $250.0 million unsecured revolving credit facility (the “2019 Revolver”); (b) $165.0 million unsecured term loan (“Term Loan A”); and (c) $100.0 million unsecured term loan (“Term Loan B” and together with Term Loan A, the “2019 Term Loans”). Our unsecured revolving credit facility includes an accordion feature that will allow us to increase the borrowing capacity by $200.0 million, upon the satisfaction of certain conditions. The 2019 Revolver will mature on January 1, 2023, Term Loan A will mature on January 31, 2024, and Term Loan B will mature on October 30, 2022. Borrowings under our unsecured revolving credit facility accrue interest (at our election) at a Base Rate or an Adjusted LIBOR plus an applicable margin based upon our then existing leverage. The applicable margin for Adjusted LIBOR borrowings ranges from 1.40% to 1.90% for the 2019 Revolver and 1.35% to 1.90% for 2019 Term Loans. Base Rate means the higher of: (a) the administrative agent’s prime commercial rate, (b) the sum of (i) the average rate quoted by the administrative agent by two or more federal funds brokers selected by the administrative agent for sale to the administrative agent at face value of federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1.00%, and (c) the LIBOR rate for such day plus 1.00%. Adjusted LIBOR means LIBOR divided by one minus the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System on eurocurrency liabilities.

Affiliates of BMO Capital Markets Corp., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Securities LLC (sales agents in this offering) are lenders under our unsecured revolving credit facility. As described above, our operating partnership may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our unsecured revolving credit facility. As a result, these affiliates would receive their proportionate share of any amount of our unsecured revolving credit facility that is repaid with the net proceeds of this offering.

Pending application of any portion of the net proceeds, our operating partnership will invest the net proceeds from this offering in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to maintain our qualification as a REIT.

PLAN OF DISTRIBUTION

On May 31, 2019, we entered into the equity distribution agreements with each of BMO Capital Markets Corp., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BTIG, LLC, SunTrust Robinson Humphrey, Inc., JMP Securities LLC, B. Riley FBR, Inc., Sandler O’Neill & Partners, L.P., and Regions Securities LLC, under which we may from time to time offer and sell our common shares having an aggregate offering price of up to $100,000,000.

Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. Under the terms of the equity distribution agreements, we also may sell shares to each of the sales agents as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate agreement with the sales agent, setting forth the terms of such transaction, and will describe any such agreement in a separate prospectus supplement or pricing supplement.

We refer to the sales agent selected by us for a sale as the Designated Agent. As our sales agents, the Designated Agents will not engage in any transactions that stabilize the price of our common shares.

Upon its acceptance of a placement notice from us, the Designated Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to solicit offers to purchase our common shares under the terms and subject to the conditions set forth in the equity distribution agreements and such placement notice. The placement notice that we deliver will set forth the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one day and the minimum price below which sales may not be made. We will submit a placement notice to only one sales agent relating to the sale of our common shares on any given day. We or the Designated Agent may suspend the offering of common shares upon proper notice and subject to other conditions.

The Designated Agent will provide written confirmation to us no later than the opening of the trading day following the trading day on which common shares were sold under the equity distribution agreements. Each confirmation will include the number of common shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the Designated Agent in connection with the sales.

We will pay the Designated Agent commissions for its services in acting as sales agent and/or principal in the sale of common shares. The Designated Agent will be entitled to compensation of up to 2.0% of the gross sales price of all common shares sold through it under the applicable equity distribution agreement. We estimate that the total expenses for the offering, excluding compensation payable to the sales agents under the terms of the equity distribution agreements, will be approximately $150,000. To the extent that we have not sold common shares having an aggregate offering price of at least $10,000,000 by the one-year anniversary of the equity distribution agreements, we have agreed to reimburse the sales agents for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel incurred by such sales agents, up to a maximum aggregate amount of $100,000.

In connection with the sale of common shares on our behalf, the Designated Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Designated Agent may be deemed to be underwriting commissions and discounts. We have agreed to indemnify the sales agents against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents may be required to make because of those liabilities.

Settlement of sales of our common shares will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the Designated Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales of our common shares as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon.

Our common shares are an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) of Regulation M. If either we or a sales agent has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M are not satisfied, that party will promptly notify the other and sales of our common shares under the equity distribution agreements will be suspended until Rule 101(c)(1) or other exemptive provisions have been satisfied in our and such sales agent’s judgment.

We will report at least quarterly the number of our common shares sold through the sales agents under the equity distribution agreements, the net proceeds to us and the compensation paid by us to the sales agents in connection with the sales of our common shares.

The offering of common shares pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of common shares having an aggregate offering price of $100,000,000 pursuant to this offering and (2) the termination of the equity distribution agreements. The equity distribution agreements may be terminated by the sales agents or us at any time upon prior written notice, and by the sales agents at any time in certain circumstances, including our failure to maintain a listing of our common shares on the NYSE or the occurrence of a material adverse change in our company.

Affiliates of BMO Capital Markets Corp., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Securities LLC (sales agents in this offering) are lenders under our unsecured revolving credit facility. As described above under “Use of Proceeds,” our operating partnership may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our unsecured revolving credit facility. As a result, these affiliates would receive their proportionate share of any amount of our unsecured revolving credit facility that is repaid with the net proceeds of this offering. As of March 31, 2019, $351.0 million was drawn on our unsecured revolving credit facility, and our remaining borrowing capacity was $164.0 million.

The sales agents and their affiliates have engaged in, and may in the future engage in, investment banking, lending and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively traded debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain matters of Maryland law, including the validity of the common shares sold in this offering, will be passed upon for us by Morrison & Foerster LLP. Certain legal matters in connection with this offering will be passed upon for the sales agents by Hunton Andrews Kurth LLP.

EXPERTS

Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of Whitestone REIT appearing in Whitestone REIT’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and the effectiveness of Whitestone REIT’s and its subsidiaries’ internal control over financial reporting as of December 31, 2018, as set forth in their report. We have incorporated by reference the aforementioned financial statements in this prospectus supplement, and audited financial statements to be included in subsequently filed documents will be incorporated herein by reference, in reliance upon the report of Pannell Kerr Forster of Texas, P.C., and upon the authority of such firm as experts in accounting and auditing.

Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of Pillarstone Capital REIT Operating Partnership LP as of and for the year ending December 31, 2018, appearing in Exhibit 99.1 to Whitestone’s Amendment no. 1 to its Annual Report on Form 10-K/A, as set forth in their report. We have incorporated by reference the aforementioned financial statements in this prospectus, and audited financial statements to be included in subsequently filed documents will be incorporated herein by reference, in reliance upon the report of Pannell Kerr Forster of Texas, P.C., and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus, and the information we file subsequently with the SEC prior to the completion of this offering will automatically update and supersede this information.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus:

•
Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019, and Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

•	Current Reports on Form 8-K, filed with the SEC on February 6, 2019, February 27, 2019, March 28, 2019 and May 16, 2019;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019; and

•
the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 2012, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC is not deemed filed and is not incorporated by reference in this prospectus and any accompanying prospectus. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number:

Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas 77063
(713) 435-2221

PROSPECTUS
$750,000,000
Common Shares
Preferred Shares
Depositary Shares
Subscription Rights
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We may offer, from time to time, common shares of beneficial interest, par value $0.001 per share, or common shares, one or more series or classes of preferred shares of beneficial interest, par value $0.001 per share, or preferred shares, depositary shares and subscription rights. We refer to our common shares, preferred shares, depositary shares and subscription rights collectively as the “securities.”
We may offer securities with an aggregate public offering price of up to $750,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at prices and on terms determined at the time of the offering. We may offer the securities separately or together, in separate series or classes, and in amounts at prices and on terms described in one or more supplements to this prospectus.
We will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities we are offering. The accompanying prospectus supplement also will contain additional information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” in this prospectus. No securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of those securities.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “WSR.” On May 8, 2019 the last reported sale price of our common shares on the NYSE was $12.52. Our corporate offices are located at 2600 South Gessner, Suite 500, Houston, Texas 77063 and our telephone number is (713) 827-9595.
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Investing in our securities involves substantial risks. See “Risk Factors” on page 3 of this prospectus, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the Securities and Exchange Commission.
______________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2019.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any prospectus supplement to this prospectus, any free writing prospectus or the documents incorporated by reference herein or therein is accurate only as of the date of such document. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering. Any accompanying prospectus supplement or free writing prospectus may also add to, update or supersede other information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus together with the information incorporated or deemed to be incorporated by reference herein as described under the heading “Where You Can Find More Information” in this prospectus. All references to “we,” “our,” “us” and the “Company” in this prospectus mean Whitestone REIT and its consolidated subsidiaries, including Whitestone REIT Operating Partnership, L.P., or our Operating Partnership, which is a Delaware limited partnership formed by us on December 31, 1998, except where it is made clear that the term means only Whitestone REIT.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.
Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in or incorporated by reference into this prospectus and any accompanying prospectus supplement include:

•	the imposition of federal taxes if we fail to qualify as a real estate investment trust (“REIT”) in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments or conditions in Texas, Arizona or Illinois;

•
increases in interest rates, operating costs or general and administrative expenses, including those incurred in connection with the restatement, in of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendment No. 1 thereto, of our unaudited financial statements as of and for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, to correct an accounting error (collectively, the “Quarterly Restatement”);

•	availability and terms of capital and financing to fund our operations, distributions to shareholders and to refinance our indebtedness as it matures;

•	decreases in rental rates or increases in vacancy rates;

•	litigation risks, including potential litigation as a result of the Quarterly Restatement and its effects;

•	lease-up risks, including leasing risks arising from exclusivity and consent provisions in leases with significant tenants;

•	our inability to renew tenants or obtain new tenants upon the expiration of existing leases;

•	our inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws;

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow;

•	the risk that we are unable to raise capital for working capital, acquisitions or other uses on attractive terms or at all;

•
our inability to improve our internal control over financial reporting and disclosure controls and procedures, including our inability to remediate the identified material weakness, and the costs and time associated with such efforts.

The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” incorporated by reference into this prospectus and any accompanying prospectus supplement from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the SEC.

WHITESTONE REIT

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.
In October 2006, our current management team joined the Company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties®. We define Community Centered Properties® as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.
We conduct our business in an umbrella partnership REIT, or UPREIT, structure pursuant to which all of our properties are owned and operated by our Operating Partnership (or wholly owned subsidiaries thereof). We serve as the general partner of our Operating Partnership. As the general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain customary exceptions. Units of limited partnership interests in our Operating Partnership, or OP Units, are redeemable at the option of OP Unit holders for cash based on the then-current value of one common share or, at our sole option, common shares on a one-for-one basis. In our UPREIT structure, we have the ability to acquire properties on a tax-deferred basis to the sellers of such properties utilizing OP Units as consideration.
Our executive offices are currently located at 2600 South Gessner, Suite 500, Houston, Texas 77063, and our telephone number is (713) 827-9595. Our website can be accessed at www.whitestonereit.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filings that we make with the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves substantial risks. Before acquiring securities from us, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section entitled “Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities by us for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in an accompanying prospectus supplement.

DESCRIPTION OF SHARES

General
We are organized as a REIT under the laws of the state of Maryland. Rights of our shareholders are governed by Maryland law, including the statute governing REITs formed under the laws of that state, or the Maryland REIT Law, our declaration of trust and our bylaws. The following description of the terms of our shares is not complete but is a summary. For a complete description, we refer you to Maryland law and our declaration of trust and bylaws. See “Where You Can Find More Information.”
Authorized Shares
Our declaration of trust provides that we may issue up to 400,000,000 common shares of beneficial interest, $0.001 par value per share, and up to 50,000,000 preferred shares of beneficial interest, $0.001 par value per share. In addition, our board of trustees, without any action by our shareholders, may amend our declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. As of May 6, 2019, we had 39,830,023 common shares outstanding and no preferred shares outstanding.
Pursuant to Maryland law and our declaration of trust, no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of his being a shareholder.
Common Shares
Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions when authorized by our board of trustees and declared by us out of assets legally available for the payment of distributions, and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. All of these rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares.
Subject to the provisions of our declaration of trust regarding restrictions on transfer and ownership of our shares, and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of our common shares entitled to cast a majority of all the votes entitled to be cast can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.
Preferred Shares
Preferred shares may be issued from time to time, in one or more series, as authorized by the board of trustees. Prior to the issuance of any preferred shares, our board of trustees is required by Maryland law and by our declaration of trust to designate the series to distinguish it from all other classes and series of shares, specify the number of shares to be included in the series, and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series.
If we offer preferred shares, the accompanying prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred shares offered and issued pursuant to this prospectus:

•	the title and stated value of such preferred shares;

•	the maturity date of such preferred shares;

•	the number of such preferred shares offered, the liquidation preference per share and the offering price of such shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred shares shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred shares;

•	the provisions for a sinking fund, if any, for such preferred shares;

•	the provisions for redemption, if applicable, of such preferred shares;

•	any listing of such preferred shares on any securities exchange;

•
the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof) and conversion period;

•	a discussion of material U.S. federal income tax considerations applicable to such preferred shares;

•
any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
in addition to those limitations described herein, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Power to Reclassify Our Shares
Our declaration of trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of classified or reclassified shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to designate the class or series to distinguish it from all other classes and series of shares, specify the number of shares to be included in the class or series, and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.
Power to Issue Additional Common Shares and Preferred Shares
We believe that the power of our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase the aggregate number of shares or the number of shares of any class or series that we have authority to issue, to issue additional common shares or preferred shares, and to classify or reclassify unissued common or preferred shares and thereafter to cause us to issue such classified or reclassified shares provides us with flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not have a present intention of doing so, it could authorize us to issue a class or series of shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control in the Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements do not apply to the first year for which an election to be a REIT is made.
Our declaration of trust contains restrictions on the number of our shares that a person may own. Unless otherwise exempted by the board of trustees (as described below), no person or persons acting as a group may acquire or hold, directly or indirectly, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares.
Our declaration of trust further prohibits (i) any person from owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire any of our shares that may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust for the charitable beneficiary, as described below, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT.
Our board of trustees may, in its sole discretion, exempt, prospectively or retroactively, a person from the 9.8% ownership limits. However, the board of trustees may not exempt a person unless, among other information, such person submits to the board of trustees information satisfactory to the board of trustees, in its reasonable discretion, demonstrating that (i) such person is not an individual, (ii) no individual would be considered to beneficially own shares in excess of the 9.8% ownership limits by reason of the exemption of such person from the 9.8% ownership limits and (iii) the exemption of such person from the 9.8% ownership limits will not cause us to fail to qualify as a REIT. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. Our board of trustees may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in order to determine or ensure our status as a REIT or that compliance is no longer required for REIT qualification.
Any attempted transfer of our shares that, if effective, would result in our shares being beneficially owned by fewer than 100 persons will be null and void, and the proposed transferee will not acquire any rights in the shares. Any attempted transfer of our shares that, if effective, would result in violation of the 9.8% ownership limits discussed above or in our being “closely held” under

Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of the transfer. Shares held in the trust for the charitable beneficiary will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in that trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in that trust. The trustee of the trust for the charitable beneficiary will have all voting rights and rights to dividends or other distributions with respect to shares held in that trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. lf, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee.
All certificates evidencing our shares will bear a legend referring to the restrictions described above.
Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of each class and series of our shares which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control in the Company that might involve a premium price for the holders of some, or a majority, of our outstanding common shares or which such holders might believe to be otherwise in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer and Trust Company, LLC.
Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
The following is a summary of certain provisions of Maryland law and of our declaration of trust and bylaws and does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General. Our declaration of trust provides a perpetual existence and permits us to be terminated upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and the approval of a majority of the entire board of trustees. Our bylaws require us to conduct annual meetings of our shareholders for the purpose of electing trustees, each of whom will serve for a three-year term, and to transact any other business as may properly come before the shareholders.
Our Board of Trustees. Our declaration of trust provides that the number of our trustees may be determined pursuant to our bylaws, and our bylaws provide that such number may be established, increased or decreased by the board of trustees but may not be fewer than one or more than fifteen. Our board of trustees is currently divided into three classes, with each trustee holding office for three years and until his or her successor is duly elected and qualifies. As described in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019 (the “2019 Proxy Statement”), on December 18, 2018, the board unanimously deemed it advisable and in the best interests of the Company and our shareholders to amend our declaration of trust to declassify the board on the terms described in the 2019 Proxy Statement (the “Proposed Amendment”), to submit a proposal to our shareholders at our 2019 annual meeting of shareholders to approve the Proposed Amendment and to recommend that shareholders vote in favor of such proposal. If shareholders vote in favor of the Proposed Amendment at our 2019 annual meeting of shareholders, our charter will be amended to phase out the classified board on the terms described in the Proposed Amendment, such that at and after our 2022 annual meeting of shareholders trustees shall no longer be classified and each trustee shall be elected annually and shall hold office for one year until his or her successor is duly elected and qualifies.
Any vacancy may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.
The board of trustees is responsible for the management of our business and affairs. We currently have a total of seven members on our board of trustees. Of our seven current trustees, six are considered independent trustees. Each trustee will serve until the annual meeting of shareholders at which his or her three-year term ends and until his or her successor has been duly elected and qualifies. Although the number of trustees may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent trustee. Any trustee may resign at any time and may be removed for cause by the shareholders upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.
Our trustees must perform their duties in good faith and in a manner reasonably believed to be in our best interests. Further, trustees must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry, when taking actions. Our declaration of trust provides that a trustee may be removed only for cause upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on the board of trustees, precludes shareholders from (i) removing incumbent trustees except for cause upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.
Business Combinations. Under Maryland law, “business combinations” between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, certain transfers of assets, certain share issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s outstanding voting shares; or

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an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees of the trust approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, any business combination between a Maryland REIT and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then-outstanding voting shares of the trust; and

•
two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees of the trust before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has exempted any business combination involving the Company and any person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
Should our board of trustees later resolve to opt back into these provisions, the business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.
Control Share Acquisitions. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
The control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Subtitle 8. Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•
a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our bylaws already provide that, except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. Pursuant to Subtitle 8, we have elected to be subject to the remaining provisions described above. If shareholders vote in favor of the Proposed Amendment at our 2019 annual meeting of shareholders, our charter will be amended to phase out the classified board on the terms described in the Proposed

Amendment, such that at and after our 2022 annual meeting of shareholders trustees shall no longer be classified and each trustee shall be elected annually and shall hold office for one year until his or her successor is duly elected and qualifies.
Amendments to Our Declaration of Trust and Bylaws. Our declaration of trust may be amended by a majority of the trustees, without any action by the shareholders (i) to qualify as a REIT under the Code or under the Maryland REIT Law, (ii) in any respect in which the charter of a corporation may be amended under the Maryland General Corporation Law, and (iii) as otherwise provided in our declaration of trust. All other amendments must be declared advisable by our board of trustees and approved by the affirmative vote of holders of a majority of all shares entitled to vote on the matter, except that any amendment to the provisions of our declaration of trust addressing the removal of trustees and certain amendments to our declaration of trust must be approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter. Our board of trustees has the exclusive power to adopt, amend and repeal any provision of our bylaws or to make new bylaws.
Meetings and Special Voting Requirements. An annual meeting of our shareholders will be held each year. Special meetings of shareholders may be called by the chairman of our board of trustees, a majority of our trustees, our chief executive officer or our president and must be called by or at the direction of our chief executive officer upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders. Upon receipt of such written request and other required information, our chief executive officer will inform the requesting shareholders of the estimated cost of preparing and mailing a notice, payment for which must be received prior to the mailing of any notice. Our board of trustees must designate a date for the special meeting within ten days of receiving the request, or if it does not, the date will be the 90th day after the record date, and the record date, unless otherwise set by our board of trustees within 30 days of receiving the request, will be the 30th day after the date of delivery of the request. The presence, either in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum at any meeting of shareholders. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to take shareholder action, except that the approval of shareholders entitled to cast at least two-thirds of the votes entitled to be cast is required remove a trustee or to amend the declaration of trust provisions addressing the removal of trustees and the vote required for certain amendments to our declaration of trust, and the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast is required for:

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any other amendment of our declaration of trust, except that our board of trustees may amend our declaration of trust without shareholder approval to increase or decrease the aggregate number of our shares or the number of our shares of any class or series that we have the authority to issue, to qualify as a REIT under the Code or the Maryland REIT Law or in any respect in which the charter of a Maryland corporation may be amended without shareholder approval;

•	except as permitted by law, any merger, consolidation or sale or other disposition of all or substantially all of our assets (which also requires the approval of our board of trustees); and

•	our termination (which also must be approved by action of our board of trustees).

Advance Notice of Trustee Nominations and New Business. Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees, or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting, unless otherwise provided by law. Nominations of individuals for election to the board of trustees at a special meeting may be made only (i) by or at the direction of the board of trustees or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.
Anti-Takeover Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws. The business combination provisions of Maryland law (if our board of trustees opts back into them), the control share acquisition provisions of Maryland law, the classification of our board of trustees, the two-thirds vote and cause requirements for removing a trustee, the restrictions on transfer and ownership of shares in our declaration of trust and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.
Ownership Limit. Our declaration of trust provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares. We refer to these restrictions as the “ownership limits.” For more information about this restriction and the constructive ownership rules, see “Description of Shares - Restrictions on Ownership and Transfer.”
Limited Liability and Indemnification of Trustees, Officers, Employees and Other Agents. Maryland law also permits us to include in our declaration of trust a provision limiting the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our declaration of trust contains a provision that eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.
Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.
Our Operating Partnership must indemnify us and our trustees and officers from any liability, loss, cost or damage incurred by us and our trustees and officers by reason of anything done or refrained from in connection with our Operating Partnership, except for any liability, loss, cost or damage incurred as a result of fraud, willful misconduct or gross negligence.
In addition, the partnership agreement expressly limits our liability by providing that we shall not be liable or accountable to our Operating Partnership for anything in the absence of fraud, willful misconduct or gross negligence and breaches of the partnership agreement, and we shall not be liable to our Operating Partnership for money damages except (i) for active and deliberate dishonesty established by a final judgment, order or decree of a court of competent jurisdiction or (ii) if the indemnified party received an improper personal benefit in money, property or services.

DESCRIPTION OF DEPOSITARY SHARES

General
We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of our preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred share depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of our preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and the related depositary receipts, as well as our declaration of trust, including articles supplementary relating to the applicable class or series of our preferred shares.
Dividends and Other Distributions
The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the shares of our preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.
In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into other securities.
Withdrawal of Shares
Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.
Redemption of Depositary Shares

Whenever we redeem shares of our preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing preferred shares so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust.
From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.
Voting of the Preferred Shares
Upon receipt of notice of any meeting at which the holders of the applicable shares of our preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of our preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related share of our preferred shares shall have been converted into our securities not so represented by depositary shares.
Charges of Preferred Shares Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and that meets certain combined capital and surplus requirements.
Miscellaneous
The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.
Neither the preferred shares depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.
In the event that the preferred shares depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.
Restrictions on Ownership
Holders of depositary receipts will be subject to the ownership and transfer restrictions of our declaration of trust. See “Restrictions on Ownership and Transfer.”

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights, including to our existing security holders, to purchase common shares, one or more series or classes of preferred shares and depositary shares. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the shareholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The accompanying prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for common shares, preferred shares or depositary shares upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of the common shares, preferred shares or depositary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

Each series of subscription rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of subscription rights. The rights agent will act solely as our agent in connection with the certificates relating to the subscription rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights. The description in the applicable accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” in this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

BOOK ENTRY PROCEDURES AND SETTLEMENT

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, which clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, or such shorter time as may be satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common shares and our election to be taxed as a REIT. The material U.S. federal income tax considerations that you may consider relevant in connection with the acquisition, ownership and disposition of our preferred shares, depositary shares and subscription rights will be discussed in the applicable prospectus supplement. As used in this section, the terms “we” and “our” refer solely to Whitestone REIT and not to our subsidiaries and affiliates, which have not elected to be taxed as REITs for U.S. federal income tax purposes.
This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “-Taxation of Tax-Exempt Shareholders”), financial institutions, broker-dealers, individuals subject to the alternative minimum tax, persons holding our shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “-Taxation of Non-U.S. Shareholders”), accrual method taxpayers subject to Section 451(b) of the Code and other persons subject to special tax rules. Moreover, this summary assumes that our shareholders hold our common shares as a “capital asset” for U.S. federal income tax purposes, which generally means property held for investment.
The statements in this section are based on the current U.S. federal income tax laws, including the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Taxation of Our Company
We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 1999. We believe that, beginning with the taxable year ended December 31, 1999, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in this manner. However, no assurances can be provided regarding our qualification as a REIT because REIT qualification depends on our ability to satisfy numerous asset, income, share ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.
The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.
Morrison & Foerster LLP has rendered an opinion that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable years ended December 31, 2014 through December 31, 2018, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2019 and thereafter. Investors should be aware that Morrison & Foerster LLP’s opinion is based on the U.S. federal income tax laws governing qualification as a REIT as of the date of the opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Morrison & Foerster LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy the requirements discussed above. Morrison & Foerster LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “-Failure to Qualify as a REIT” below.
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders because we will be entitled to a deduction for dividends that we pay. Such tax treatment avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the shareholder level if the income is distributed by the REIT to its shareholders. However, we will be subject to U.S. federal tax in the following circumstances:

•
We will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•
We will be subject to tax, at the highest U.S. federal corporate income tax rate, on net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

•
We will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “-Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:

◦	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

◦	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “-Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused the failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) multiplied by the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm’s-length basis.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

◦	the amount of gain that we recognize at the time of the sale or disposition, and

◦	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	The earnings of our subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
A REIT is a corporation, trust or association that satisfies each of the following requirements:

(1)	It is managed by one or more trustees;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

(5)	At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)
Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

(7)
It elects to be a REIT, or has made an election to be a REIT for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.
We must satisfy requirements 1 through 4, and 8 during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
Our declaration of trust provides for restrictions regarding the ownership and transfer of our shares. We believe that we have issued sufficient shares with enough diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended, among other things, to assist us in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that we will be able to satisfy the share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. For purposes of requirement 8, we have adopted December 31 as our year end for U.S. federal income tax purposes and thereby satisfy this requirement.
Qualified REIT Subsidiaries. A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of the qualified REIT subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.
Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because these entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction and credit, of these entities will be treated as our assets and liabilities, and items of income, deduction and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of our Operating Partnership and any other partnership, joint venture or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “-Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.
We have control of our Operating Partnership and intend to operate it in a manner consistent with the requirements of our qualification as a REIT. We may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income test or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
Taxable REIT Subsidiaries. A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election.
Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes, and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings. We will not be treated as holding the assets of any TRS or as receiving the income earned by any TRS. Rather, we will treat the stock issued by any TRS as an asset and will treat any distributions paid to us from any TRS as income. This treatment may affect our compliance with the gross income tests and asset tests.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated and attributable to any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is gross income of a TRS that is understated and attributable to services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders and may affect our compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “-Gross Income Tests-Rents from Real Property” and “-Gross Income Tests-Prohibited Transactions.”
Gross Income Tests
We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year generally must consist of the following:

•	rents from real property;

•
interest on debt secured by mortgages on real property or on interests in real property, and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•
gain from the sale of real estate assets other than gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934) to the extent not secured by real property or an interest in real property, or a Nonqualified Publicly Offered REIT Debt Instrument;

•	income and gain derived from foreclosure property; and

•
income derived from the temporary investment of new capital attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive the new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments) or any combination of these.
Cancellation of indebtedness income and gross income from a sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “-Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to us.
Rents from Real Property. Rent that we receive for the use of our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:
First, the rent must not be based in whole or in part on the income or profits of any person. However, participating rent will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages generally:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

In compliance with the rules above, we intend to set and accept rents which are fixed dollar amounts with an annual percentage increase, if any, after a certain fixed number of years based on either a fixed percentage or the “consumer price index,” and not to any extent determined by reference to any person’s income or profits.
Second, we generally must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant.” The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our shares continually, no assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified).
Under an exception to the related-party tenant rule, rent that we receive from a TRS lessee will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRS lessees and related-party tenants and (2) the amount paid by the TRS lessee to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.
Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, to the tenants of our properties other than through (i) an independent contractor from whom we do not derive or receive any income or (ii) a TRS. However, we generally may provide services directly to our tenants to the extent that the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor from whom we do not derive or receive any income or a TRS, as long as the income attributable to the services (valued at not less than 150% of the direct cost of performing the services) does not exceed 1% of our gross income from the related property. If the rent from a lease does not qualify as “rents from real property” because we furnish noncustomary services having a value in excess of 1% of our gross income from the related property to the tenants of the property, other than through a qualifying independent contractor or a TRS, none of the rent from the property will qualify as “rents from real property.” We have not performed, and do not intend to provide, any noncustomary services to our tenants unless such services are provided through independent contractors from whom we do not derive or receive any income or TRSs.
Fourth, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease. If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. We do not, and do not intend to, lease significant amounts of personal property pursuant to our leases.
Fifth, the leases must qualify as leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement for federal income tax purposes. The determination of whether our leases are leases for federal income tax purposes depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases for federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization.
We believe rents received under our leases generally qualify as “rents from real property,” and any income attributable to noncustomary services or personal property will not jeopardize our ability to maintain our qualification as a REIT. However, there can be no assurance that the IRS would not challenge our conclusions or that a court would agree with our conclusions. If such a challenge were successful, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.
Interest. Interest income constitutes qualifying income for purposes of the 75% gross income test to the extent that the obligation upon which the interest is paid is secured by a mortgage on real property or on an interest in real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to the participation feature will be treated as gain from the sale of the secured property.
We may provide mortgage loans. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of the date we agreed to acquire or originate the loan, then a portion of the interest income from the loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. However, in the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest income from such loan qualifies for purposes of the 75% gross income test. We anticipate that the interest on our mortgage loans generally would be treated as qualifying income for purposes of the 75% gross income test.
Certain mezzanine loans are secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We anticipate that any mezzanine loans that we originate typically may not meet all of the requirements for reliance on this safe harbor. Nevertheless, if we invest in mezzanine loans, we intend to do so in a manner that will enable us to satisfy the gross income tests and asset tests.
Dividends. Our share of any dividends received from any corporation or entity treated as a corporation for federal income tax purposes (including any TRS, but excluding any REIT or qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. Any dividends received by us from a qualified REIT subsidiary will be excluded from gross income for purposes of the 75% and 95% gross income tests.
Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all properties sold by the REIT during the three-year period ending with the year in question did not exceed 20% of the aggregate bases of all of the assets of the REIT over the same three-year period, or (3) the aggregate fair market value of all properties sold by the REIT during the three-year period ending with the year in question did not exceed 20% of the aggregate fair market value of all of the assets of the REIT over the same three-year period;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or through a TRS.

We will attempt to comply with the terms of the foregoing safe harbor. However, we cannot assure you that we will be able to comply with the safe harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a TRS if we conclude that the sale or other disposition of the property may not fall within the safe harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property by a TRS, although the income will be taxed to the TRS at U.S. federal corporate income tax rates.
Foreclosure Property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

Hedging Transactions. From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (3) any new transaction entered into to hedge the income or loss from a prior hedging transaction, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.
Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.
We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in “-Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, under the “75% asset test,” at least 75% of the value of our total assets generally must consist of:

•	cash or cash items, including certain receivables and shares in certain money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•
interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	stock or shares of beneficial interest in other REITs;

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term;

•	personal property leased in connection with real property if the rent attributable to such personal property is not greater than 15% of the total rent received under the lease; and

•	debt instruments issued by “publicly offered REITs.”

Second, under the “5% asset test,” of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”
Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments are not secured by real property or an interest in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which we are an owner to the extent of our proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “-Gross Income Tests.”
We believe that the assets we hold satisfy the foregoing asset test requirements. We will not obtain, nor are we required to obtain under the U.S. federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may originate. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Failure to Satisfy Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with the various asset tests. Nevertheless, if we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure. In the event of a failure of any of the asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) multiplied by the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.
Annual Distribution Requirements
Each taxable year, we must make distributions, other than capital gain dividend distributions and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of:

◦	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding any net capital gain, and

◦	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay the distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after the declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement to the extent of our earnings and profits for the prior taxable year.
We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior years,
we will incur a 4% nondeductible excise tax on the excess of the required distribution over the amounts we actually distributed.

We may elect to retain and pay U.S. federal income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed the retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize U.S. federal corporate income tax and avoid the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from an entity taxed as a partnership for U.S. federal income tax purposes in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our shareholders that are sufficient to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In that case, we may need to borrow funds or issue additional shares or, if possible, pay dividends consisting, in whole or in part, of our shares or debt securities.
In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless we qualify as a “publicly offered

REIT.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. We believe that we are, and expect we will continue to be, a “publicly offered REIT.”
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include the deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to maintain our qualification as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our shareholders designed to disclose the actual ownership of our outstanding shares, and we must maintain a list of those persons failing or refusing to comply with the demand as part of our records. A shareholder that fails or refuses to comply with the demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information. We intend to comply with these recordkeeping requirements.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in “-Gross Income Tests” and “-Asset Tests.”
If we were to fail to maintain our qualification as a REIT in any taxable year, and no relief provision applied, we would be subject to U.S. federal income tax on our taxable income at U.S. federal corporate income tax rates. In calculating our taxable income for a year in which we failed to maintain our qualification as a REIT, we would not be able to deduct amounts distributed to our shareholders, and we would not be required to distribute any amounts to our shareholders for that year. Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to maintain our qualification as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Shareholders
For purposes of our discussion, the term “U.S. shareholder” means a beneficial owner of our common shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our common shares, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. Partnerships and their owners should consult their tax advisors regarding the consequences of the ownership and disposition of our common shares by the partnership.
Distributions. If we qualify as a REIT, distributions made out of our current and accumulated earnings and profits that we do not designate as capital gain dividends will be ordinary dividend income to taxable U.S. shareholders. A corporate U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. Our ordinary dividends also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and the dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends. However, for taxable years prior to 2026, individual shareholders generally are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends.
Any distribution we declare in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months and is attributable to our current and accumulated earnings and profits for that year will be treated as paid by us and received by the U.S. shareholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.
Distributions to a U.S. shareholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held our shares to the extent that such gain does not exceed our actual net capital gain for the taxable year. Dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. A corporate U.S. shareholder may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay U.S. federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate the amount in a timely notice to our shareholders, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the U.S. federal corporate income tax we paid. The U.S. shareholder would increase its basis in our common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the U.S. federal corporate income tax we paid.
A U.S. shareholder will not incur U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. shareholder’s adjusted basis in our common shares. Instead, the distribution will reduce the U.S. shareholder’s adjusted basis in our common shares. The excess of any distribution to a U.S. shareholder over both its share of our current and accumulated earnings and profits and its adjusted basis will be treated as capital gain and long-term capital gain if the shares have been held for more than one year.
U.S. shareholders may not include in their individual federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that taxable year that constitute ordinary income, return of capital and capital gain.
Dispositions. In general, a U.S. shareholder will recognize gain or loss on the sale or other taxable disposition of our common shares in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in the disposition and (ii) the U.S. shareholder’s adjusted tax basis in the shares. A U.S. shareholder’s adjusted tax basis in our common shares generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. shareholder over the federal corporate income tax deemed paid by the U.S. shareholder on the gains and reduced by any returns of capital. Such gain or loss generally will be long-term capital gain or loss if the U.S. shareholder has held the stock for more than one year and short-term capital gain or loss otherwise. However, a U.S. shareholder must treat any loss on a sale or exchange of our common shares held by the shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes on a taxable disposition of our common shares may be disallowed if the U.S. shareholder makes a purchase of our common shares within 30 days before or after the disposition. Capital losses generally are available only to offset capital gains of the shareholder except in the case of individuals, who may offset up to $3,000 of ordinary income each year.
Other Considerations. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses” against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations.
Tax Rates. The maximum U.S. federal income tax rate on ordinary income and short-term capital gains applicable to U.S. shareholders that are taxed at individual rates currently is 37%, and the maximum U.S. federal income tax rate on long-term capital gains applicable to U.S. shareholders that are taxed at individual rates currently is 20%. However, the maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally will designate whether a distribution that we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.”
Additional Medicare Tax. Certain U.S. shareholders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains.
Taxation of Tax-Exempt Shareholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts, or “qualified trusts,” and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income,” or UBTI. Amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the distribution that it received from us would constitute UBTI pursuant to the “debt- financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.
Finally, in certain circumstances, a qualified trust that owns more than 10% of the value of our shares must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from unrelated trades or businesses, determined as if we were a qualified trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a qualified trust holding more than 10% of the value of our shares only if:

•	we are classified as a “pension-held REIT”; and

•
the amount of gross income that we derive from unrelated trades or businesses for the year in which we pay the dividends, determined as if we were a qualified trust, is at least 5% of our total gross income for the year.

We will be classified as a “pension-held REIT” if:

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the qualified trust to be treated as holding our shares in proportion to their actuarial interests in the qualified trust; and

•	either:

•	one qualified trust owns more than 25% of the value of our shares; or

•	a group of qualified trusts, of which each qualified trust holds more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares.

As a result of limitations included in our declaration of trust on the transfer and ownership of our shares, we do not expect to be classified as a “pension-held REIT,” and, therefore, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because shares of our common shares are publicly traded, we cannot guarantee that this will always be the case.
Taxation of Non-U.S. Shareholders
For purposes of this discussion, the term “non-U.S. shareholder” means a beneficial owner of our common shares that is not a U.S. shareholder, a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of non-U.S. shareholders, including nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders, are complex. This section is only a summary of certain of those rules.
We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our common shares, including any reporting requirements.
Distributions. Distributions to a non-U.S. shareholder (i) out of our current and accumulated earnings and profits, (ii) not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI, and (iii) not designated by us as a capital gain dividend will be subject to a withholding tax at a rate of 30% unless:

•
a lower treaty rate applies and the non-U.S. shareholder submits an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), to us evidencing eligibility for that reduced rate; or

•
the non-U.S. shareholder submits an IRS Form W-8ECI (or any applicable successor form) to us claiming that the distribution is income effectively connected to a U.S. trade or business of the shareholder.

A non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business in the same manner as a U.S. shareholder. In addition, a corporate non-U.S. shareholder may be subject to a 30% branch profits tax with respect to the distribution.
A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess does not exceed the non-U.S. shareholder’s adjusted basis in our common shares. Instead, the excess portion of the distribution will reduce the non-U.S. shareholder’s adjusted basis in our common shares. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. shareholder’s adjusted basis in our common shares will be taxed, if at all, as gain from the sale or disposition of our common shares. See “-Dispositions” below. Under FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits.
Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution. To the extent that we do not do so, we nevertheless may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. A non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected with the conduct of a U.S. trade or business, generally are subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. shareholders and, with respect to corporate non-U.S. shareholders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:

•	the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and

•	the non-U.S. shareholder does not own more than 10% of such class at any time during the year within which the distribution is received.

If our common shares are not regularly traded on an established securities market in the United States or if a non-U.S. shareholder owned more than 10% of our outstanding common shares at any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. shareholder attributable to our sales of USRPIs would be subject to tax under FIRPTA. Unless you are a “qualified shareholder” or a “qualified foreign pension fund” (both as defined in the Code and described below), we are required to withhold 21% of any distribution to a non-U.S. shareholder owning more than 10% of the relevant class of shares that could be designated by us as a capital gain dividend. Any amount so withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability.
In addition, distributions to “qualified shareholders” (generally, certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Amounts we designate as retained capital gains for the common shares held by U.S. shareholders generally should be treated by non-U.S. shareholders in the same manner as our actual distributions of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on the retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. shareholder’s proportionate share of the tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.
Dispositions. Non-U.S. shareholders may incur tax under FIRPTA with respect to gain recognized on a disposition of our common shares unless one of the applicable exceptions described below applies. Any gain subject to tax under FIRPTA generally will be taxed in the same manner as it would be in the hands of U.S. shareholders, except that corporate non-U.S. shareholders also may be subject to a 30% branch profits tax. In addition, the purchaser of our common shares could be required to withhold and remit to the IRS 15% of the purchase price for the shares and remit such amount to the IRS.
Non-U.S. shareholders generally will not incur tax under FIRPTA with respect to gain on a sale of our common shares, however, as long as, at all times during a specified testing period, we are “domestically controlled,” i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding shares. We cannot assure you that we will be domestically controlled. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. In addition, even if we are not domestically controlled, if our common shares are “regularly traded” on an established securities market, a non-U.S. shareholder that owned, actually or constructively, 10% or less of our outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of such shares. Accordingly, provided our common shares are “regularly traded” on an established securities market, a non-U.S. shareholder that has not owned more than 10% of our common shares at any time during the five-year period prior to the sale will not incur tax under FIRPTA on gain from a sale of our common shares.
In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such qualified shareholders or owners of such qualified shareholders who own 10% or less of our capital stock may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
A non-U.S. shareholder generally will incur tax on gain from a disposition of our common shares not subject to FIRPTA if:

•
the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder generally will be subject to the same treatment as U.S. shareholders with respect to the gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•
the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. shareholder generally will incur a 30% tax on its capital gains.

Information Reporting Requirements and Backup Withholding
We will report to our shareholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (at a rate of 24%) with respect to distributions unless the shareholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.
Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the shareholder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our common shares that occur outside the United States by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to the payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our shares by a non-U.S. shareholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalty of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
FATCA
The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that is treated as having an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of the agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. However, under recently proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. If we determine withholding is appropriate for our common shares, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of the withholding.
If withholding is required under FATCA on a payment related to our common shares, our common shareholders that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). You should consult your own tax advisor regarding the effect of FATCA on an investment in our common shares.
Tax Aspects of Our Investments in Our Operating Partnership and Other Subsidiary Partnerships
The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in our Operating Partnership and our other subsidiaries that are taxed as partnerships for U.S. federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as Partnerships
We are required to include in our income our distributive share of each Partnership’s income and allowed to deduct our distributive share of each Partnership’s losses but only if the Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and

•	is not a “publicly traded partnership.”
Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.
We have not requested, and do not intend to request, a ruling from the IRS that any Partnership is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a Partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “-Gross Income Tests” and “-Asset Tests.” In addition, any change in a Partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “-Annual Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to us, and we would be treated as a shareholder for U.S. federal income tax purposes. Consequently, the Partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the Partnership’s taxable income.
Income Taxation of the Partnerships and Their Partners
Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our distributive share of each Partnership’s income, gains, losses, deductions and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the “partners’ interests in the partnership,” which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.
Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property contributed to a partnership for U.S. federal income tax purposes in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of the unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time, referred to as a book-tax difference.
A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The Treasury Regulations require partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.
Any gain or loss recognized by a partnership on the disposition of contributed properties generally will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes, as adjusted to take into account reductions in book-tax differences described in the previous paragraph. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties generally will be allocated among the partners in accordance with their partnership agreement unless such allocations and agreement do not satisfy the requirements of applicable Treasury Regulations, in which case the allocation will be made in accordance with the “partners’ interests in the partnership.”
Under the “traditional method,” as well as certain other reasonable methods available to us, built-in gain or loss with respect to our depreciable properties (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than for economic purposes and (ii) in the event of a sale of the properties, could cause us to be allocated taxable gain in excess of the economic gain allocated to us as a result of the sale, with a corresponding tax benefit to the contributing partners.
Basis in Partnership Interest. Our adjusted tax basis in any Partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the Partnership;

•	increased by our distributive share of the Partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the Partnership; and

•
reduced, but not below zero, by our distributive share of the Partnership’s loss (including any non-deductible items), the amount of cash and the basis of property distributed to us and any reduction in our allocable share of indebtedness of the Partnership.

Loss allocated to us in excess of our basis in a Partnership interest will not be taken into account for U.S. federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our allocable share of Partnership indebtedness will be treated as a constructive cash distribution to us and will reduce our adjusted tax basis in the Partnership interest. Distributions, including constructive distributions, in excess of the basis of our Partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See “-Gross Income Tests.”
Partnership Audit Rules. The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in Partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these Partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury. Shareholders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common shares.
Possible Legislative or Other Actions Affecting Tax Consequences
Prospective shareholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.
State and Local Taxes
We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transact business, own property or reside. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.
The securities offered pursuant to this prospectus, including our common shares, may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.
Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereby. It is anticipated that the maximum compensation to be received in any particular offering of securities will be less than this amount.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.
If indicated in an accompanying prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
Our common shares are listed on the NYSE under the symbol “WSR.” Any securities that we issue, other than our common shares, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS
Certain matters of Maryland law, including the validity of the common shares to be offered by means of this prospectus, will be passed upon for us by Morrison & Foerster LLP. Certain federal income tax matters will be passed upon for us by Morrison & Foerster LLP.

EXPERTS

Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of Whitestone REIT appearing in Whitestone REIT’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Whitestone REIT’s internal control over financial reporting as of December 31, 2018, as set forth in their reports. We have incorporated by reference the aforementioned financial statements in this prospectus, and audited financial statements to be included in subsequently filed documents will be incorporated herein by reference, in reliance upon the report of Pannell Kerr Forster of Texas, P.C., and upon the authority of such firm as experts in accounting and auditing.
Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of Pillarstone Capital REIT Operating Partnership LP as of and for the year ending December 31, 2018, appearing in Exhibit 99.1 to Whitestone’s Annual Report on Form 10-K/A, as set forth in their report. We have incorporated by reference the aforementioned financial statements in this prospectus, and audited financial statements to be included in subsequently filed documents will be incorporated herein by reference, in reliance upon the report of Pannell Kerr Forster of Texas, P.C., and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is www.whitestonereit.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or the accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.
This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and, therefore, omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus, and the information we file subsequently with the SEC prior to the completion of this offering will automatically update and supersede this information.
We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019, and Amendment No. 1 to Form 10-K filed with the SEC on April 1, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31,2019, filed with the SEC on May 9, 2019;

•	Current Reports on Form 8-K, filed with the SEC on February 6, 2018, February 27, 2019 and March 28, 2019;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019; and

•
the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 2012, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC is not deemed filed and is not incorporated by reference in this prospectus and any accompanying prospectus. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus and information previously filed with the SEC.
You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number:
Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas 77063
(713) 435-2221

$100,000,000
Common Shares

PROSPECTUS SUPPLEMENT

BMO Capital Markets
Deutsche Bank Securities
RBC Capital Markets
BTIG
SunTrust Robinson Humphrey
JMP Securities
B. Riley FBR
Sandler O’Neill + Partners, L.P.
Regions Securities LLC

May 31, 2019